EXHIBIT 4.1

Execution Copy

PROSPER MARKETPLACE, INC. AMENDMENT TO AMENDED AND RESTATED
2005 STOCK PLAN
This Amendment (this “Amendment”) to the Amended and Restated Prosper Marketplace, Inc. 2005 Stock Plan (the “Plan”) is made effective as of September 23, 2013.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Company desires to increase the maximum aggregate number of Shares that may be issued under to the Plan from 94,359,621 Shares to 126,347,916 Shares.

WHEREAS, this Amendment has received the requisite approval of the Board and the Company’s shareholders.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.  The first paragraph of Section 3 of the Plan is hereby amended to read in its entirety as follows:

3.         Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 126,347,916 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

2.  Except as specifically amended hereby, the Plan shall continue in full force and effect and is hereby ratified and affirmed.

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Execution Copy

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

[SIGNATURE PAGE TO AMENDMENT TO AMENDED AND RESTATED
2005 STOCK PLAN]